Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “SANTANDER CONSUMER USA HOLDINGS INC.”, FILED IN THIS OFFICE ON THE TWENTY—EIGHTH DAY OF JANUARY, A.D. 2014, AT 9:20 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
5352304 8100	Jeffrey W. Bullock, Secretary of state
140098388	AUTHENTICATION: 1090383
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 01-28-14

SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

SANTANDER CONSUMER USA HOLDINGS INC.

Santander Consumer USA Holdings Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is Santander Consumer USA Holdings Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 1, 2013.

2. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL, and was filed with the office of the Secretary of State of the State of Delaware on January 15, 2014.

3. This Second Amended and Restated Certificate of Incorporation restates and further amends the Amended and Restated Certificate of Incorporation and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Sections 141(f), 242 and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL.

4. The Amended and Restated Certificate of Incorporation of the Corporation, as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

ARTICLE I

The name of the Corporation is Santander Consumer USA Holdings Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is do Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:23 AM 01/28/2014
FILED 09:20 AM 01/28/2014
SRV 140098388 - 5352304 FILE

ARTICLE III

The purpose for which the Corporation is organized is the transaction of any and all lawful acts or activities for which a corporation may be organized and incorporated under the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

ARTICLE IV

Section 1. Authorized Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,200,000,000, of which 1,100,000,000 shares shall be common stock, $0.01 par value (“Common Stock”), and 100,000,000 shall be preferred stock, $0.01 par value (“Preferred Stock”).

Section 2. Common Stock. Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

(a) Voting Rights. Except as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

(b) Dividends. The holders of Common Stock shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (the “Board”) out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board may from time to time determine, payable to stockholders of record on such dates, not exceeding sixty (60) days preceding the dividend payment dates, as shall be fixed for such purpose by the Board in advance of payment of each particular dividend.

(c) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment of any liabilities and accrued but unpaid dividends and any liquidation preferences on any outstanding Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

Section 3. Preferred Stock. Subject to any approvals required by the Shareholders Agreement by and among the Corporation and certain stockholders of the Corporation, dated as of January 28, 2014, as amended from time to time (the “Shareholders Agreement”), the Board is authorized to provide for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, and as are not stated and expressed in this Amended and Restated Certificate of Incorporation, including, but not limited to, determination of any of the following:

(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f) whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(h) whether or not the shares of the series will have voting rights in addition to any voting rights provided by law and, if so, the terms of such voting rights; and

(i) any other terms of the shares of the series.

ARTICLE V

Section 1. General Powers. Except as otherwise provided by applicable law, this Amended and Restated Certificate of Incorporation or the Shareholders Agreement, in each case as the same may be amended and supplemented, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Number of Directors. The number of directors that shall constitute the whole Board shall be fixed from time to time exclusively pursuant to the Amended and Restated Bylaws (the “Bylaws”). Election of directors need not be by written ballot.

Section 3. Quorum. Except as otherwise provided by law, this Amended and Restated Certificate of Incorporation or the Bylaws, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the total number of directors which the Corporation would have if there were Mo vacancies (the “Whole Board”) constitute a quorum; provided that (i) the presence of a majority of the total number of directors then in office, including at least a majority of the directors nominated by Sponsor Auto Finance Holdings Series LP and DDFS LLC, collectively, as a group (the “Investor Group”) and at least a majority of the directors nominated by Santander Holdings USA, Inc., shall constitute a quorum for purposes of voting on a matter in the event approval is required as a Board Reserved Matter (as defined in the Shareholders Agreement) and (ii) the presence of a majority of the total number of directors then in office, including at least a majority of the directors nominated by Santander Holdings USA, Inc., shall constitute a quorum for purposes of voting on a matter in the event approval is required as a SHUSA Reserved Matter (as defined in the Shareholders Agreement). A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 4. Manner of Acting. Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board (a) unless the act of a greater number is required by law, this Amended and Restated Certificate of Incorporation or the Bylaws, in each case as the same may be amended and supplemented, and (b) subject to any approvals required by the Shareholders Agreement.

Section 5. Vacancies. Except for any vacancies or directorships that may be filled by Santander Holdings USA, Inc., the Investor Group or Sponsor Auto Finance Holdings Series LP pursuant to the Shareholders Agreement, (i) any vacancy occurring in the Board and any directorship to be filled by reason of an increase in the number of directors may be filled only by election at an annual meeting or at a special meeting of stockholders called for that purpose, (ii) a director elected by the stockholders to fill a vacancy shall hold office for the balance of the term for which he or she was elected, and (iii) the Board shall not have authority to nominate, elect or appoint a director to fill any vacancy on the Board or any directorship to be filled by reason of any increase in the number of directors, which such authority shall be held and exercised solely by the stockholders of the Corporation; provided, however, that until such time as Sponsor Auto Finance Holdings Series LP, DDFS LLC and Santander Holdings USA, Inc. and their respective Affiliates (as defined in Rule 12b-2 under the Exchange Act) no longer beneficially own (as such term is defined in Rule 16a-1(a)(2) under the Exchange Act), in the aggregate, more than fifty percent (50%) of the outstanding Voting Stock, any vacancy occurring in the Board and any directorship to be filled by reason of an increase in the number of directors may also be filled by a majority of the Whole Board, except for any vacancies or directorships that may be filled by Santander Holdings USA, Inc., the Investor Group or Sponsor Auto Finance Holdings Series LP pursuant to the Shareholders Agreement.

Section 6. Removal and Resignation of Directors. Except for the removal of directors by Santander Holdings USA, Inc., the Investor Group or Sponsor Auto Finance Holdings Series LP pursuant to the Shareholders Agreement and subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, directors may be removed with or without cause. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

Section 7. Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designations) applicable thereto.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by statute, and except for any approvals required by the Shareholders Agreement, the Board is expressly authorized to: (a) make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders of the Corporation and subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board may be amended, modified or repealed by the stockholders entitled to vote thereon; and (b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation, the Shareholders Agreement or in any Preferred Stock Certificate of Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

ARTICLE VII

No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

ARTICLE VIII

To the fullest extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this Article VIII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, will, to the fullest extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and, subject to the next sentence, may not be effected by any consent or consents in writing by stockholders. Notwithstanding the foregoing, until such time as Sponsor Auto Finance Holdings Series LP, DDFS LLC and Santander Holdings USA, Inc. and their respective Affiliates (as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) no longer beneficially own (as such term is defined in Rule 16a-1(a)(2) under the Exchange Act), in the aggregate, more than fifty percent (50%) of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by or on behalf of the holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE X

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or any officer at the request of a majority of the members of the Board pursuant to a resolution approved by the Board, and special meetings may not be called by any other person or persons; provided, however, that until such time as Sponsor Auto Finance Holdings Series LP, DDFS LLC and Santander Holdings USA, Inc. and their respective Affiliates (as defined in Rule 12b-2 under the Exchange Act) no longer beneficially own (as such term is defined in Rule 16a-1(a)(2) under the Exchange Act), in the aggregate, more than fifty percent (50%) of the outstanding Voting Stock, special meetings of the stockholders of the Corporation may also be called at the request of holders of fifty percent (50%) or more of the outstanding Voting Stock. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

ARTICLE XI

Section 1. Indemnification.

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this Article XI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article XI shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article XI or otherwise. The rights conferred upon indemnitees in this Article XI shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) To obtain indemnification under this Article XI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a Change in Control (as defined in the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan) in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under paragraph (a) of this Article XI is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (b) of this Article XI has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days provided that any required undertaking has been made by such claimant), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to paragraph (b) of this Article Xl that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this Article Xl.

(e) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this Article XI that the procedures and presumptions of this Article XI are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article XI.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article XI that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(g) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this Article XI, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

(h) The Corporation may, to the extent authorized from time to time by the Board or the Chief Executive Officer, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

(i) If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article Xl containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(j) The Corporation acknowledges that the indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons or entities (collectively, the “Other Indemnitors”). The Corporation hereby agrees that, with respect to service by each indemnitee as a director of the Corporation (or at their request for any third party), (i) it is the indemnitor of first resort (i.e., its obligations to each indemnitee are primary and any obligation of Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any indemnitee are secondary), and (ii) it shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent legally permitted and as required by this Amended and Restated Certificate of Incorporation (and any other agreement regarding indemnification between the Corporation and any indemnitee), without regard to any rights an indemnitee may have against any Other Indemnitor. The Corporation further agrees that no advancement or payment by any Other Indemnitor on behalf of any indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation.

(k) For purposes of this Article XI:

(i) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XI.

(l) Any notice, request or other communication required or permitted to be given to the Corporation under this Article XI shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XII

Section 1. Corporate Opportunities; Contracts.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Sponsor Auto Finance Holdings Series LP, DDFS LLC and Santander Holdings USA, Inc. (collectively, the “Original Stockholders”) and their respective Affiliates (as defined’ below) may serve as directors, officers or agents of the Corporation, (ii) each of the Original Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not also employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) the Original Stockholders or any of their Affiliates (except for any member of the Board who is also an officer of the Corporation) or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (H) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is neither financially or legally able, nor contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d) No contract or other transaction between the Corporation and any one or more Identified Persons, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Identified Persons are directors or officers or have financial interest, shall be void or voidable solely for this reason, or solely because the Identified Person is present at or participates in the meeting of the Board or any committee thereof that authorizes the contract or transaction, or solely because any such Identified Person’s votes are counted for such purpose, if (i) the material facts as to the Identified Person’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or any committee thereof, and the Board or such committee in good faith authorizes the contract or submission by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the Identified Person’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders, or (iii) the contract or submission is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, any committee thereof or the stockholders. Identified Persons or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or any committee thereof that authorizes the contract or transaction.

(e) For purposes of this Article XII, (i) “Affiliate” shall mean (A) in respect of an Original Stockholder, any Person that, directly or indirectly, is controlled by such Original Stockholder, controls such Original Stockholder or is under common control with such Original Stockholder and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation or any entity that is controlled by the Corporation) and (C) in respect in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

Section 1. Certain Business Combinations.

(a) The Corporation elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the outstanding Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by the interested stockholder, or

(iv) a stockholder becomes an interested stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder, and (B) would not, at any time within the three (3) year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(v) the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (A) constitutes one (1) of the transactions described in the second sentence of this paragraph, (B) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board, and (C) is approved or not opposed by a majority of the members of the Board then in office (but not less than one (1)) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(0 of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation, or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.

(c) For purposes of this Article XIII, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock, (B) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (x) with the interested stockholder, or (y) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (b) of this Article XIII is not applicable to the surviving entity, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation, (C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (v) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (w) pursuant to a merger under Section 251(g) of the DGCL, (x) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the

Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (y) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock, or (z) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (x)-(z) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation (except as a result of immaterial changes due to fractional share adjustments), (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder, or (E) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as group have control of such entity.

(v) “Exempted Person” means Sponsor Auto Finance Holdings Series LP or Santander Holdings USA, Inc., any of such person’s respective affiliates or successors, any “group” of which any such persons is a part under Rule 13d-5 of the Exchange Act, any member of such group or any direct transferee of such person that receives fifteen percent (15%) or more of the Voting Stock pursuant to such transfer, prior to the first date on which such person and its respective affiliates cease to beneficially own, in the aggregate, ten percent (10%) or more of the Voting Stock.

(vi) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock, or (B) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Exempted Person, or (y) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (A) beneficially owns such stock, directly or indirectly; or (B) has (x) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (y) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (y) of clause (B) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(viii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(ix) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

ARTICLE XIV

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIV; provided, however, that prior to the occurrence of an Investor Group Termination (as defined in the Shareholders Agreement), the affirmative vote of (a) a majority of the Voting Stock held by Santander Holdings USA, Inc. and (b) a majority of the Voting Stock held by the Investor Group shall be required to alter, amend, repeal or adopt any provision inconsistent with Sections 2, 3, 4, 5 and 6 of Article V, Article XI, Article XII, Article XIII and this Article XIV.

ARTICLE XV

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XV.

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IN WITNESS WHEREOF, SANTANDER CONSUMER USA HOLDINGS INC. has caused this Second Amended and Restated Certificate of Incorporation to be signed by Eldridge A. Burns, Jr Chief Legal Officer, this 28th day of January, 2014.

SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Eldridge A. Burns, Jr.
Name: Eldridge A. Burns, Jr.
Title: Chief Legal Officer